Contacts:	For Media:	For Financials:
	John S. Oxford	James C. Mabry IV
	Senior Vice President	Executive Vice President
	Chief Marketing Officer	Chief Financial Officer
	(662) 680-1219	(662) 680-1281

Chapman Becomes
Chief Executive Officer of Renasant

TUPELO, MISS., (May 1, 2025) – Today, Renasant Corporation (the “Company”) announced that Kevin D. Chapman has officially assumed the role of Chief Executive Officer and President of both the Company and Renasant Bank (the “Bank”). C. Mitchell Waycaster, immediate past Renasant CEO, will continue as Executive Vice Chairman for both the Company and the Bank. As Executive Vice Chairman, Waycaster will continue to be involved in strategic planning, investor relations, mergers and acquisitions, and providing guidance and board level oversight for the Company.

"As previously announced with our company’s succession plan, it is with full confidence and great enthusiasm that the Board and I pass the leadership torch to Kevin Chapman as our new CEO," said E. Robinson McGraw, Chairman of the Board of the Company and the Bank. "We are in exceptionally capable hands under Kevin’s leadership, and we are confident that his proven track record and vision will guide Renasant to even greater success. On behalf of our shareholders, board, and employees, we congratulate Kevin on this well-deserved promotion and look forward to supporting him as he leads Renasant into the future."

About Kevin D. Chapman: Chapman has been President since May 2023 and Chief Operating Officer for the Company since May 2018. Prior to his current role, Chapman held several different roles including Chief Financial Officer, Chief Strategy Officer and Chief Accounting Officer and Corporate Controller.

Chapman has worked in the financial services industry for more than 25 years with experience that includes initial public offerings, capital markets, mergers and acquisitions, capital raises, investor relations and corporate strategy. Prior to Renasant, he served as Corporate Controller for a large regional bank and as an accountant with Ernst and Young in Birmingham, Alabama.

Chapman received his M.B.A. and B.S. in Accounting from Troy University.  He is a licensed C.P.A. in the state of Alabama. Chapman is involved in many community and non-profit organizations and has served as a board or committee member of the Community Development Foundation of Tupelo, the Health Care Foundation of North Mississippi, North Mississippi Medical Center, Yocona Area Council of the Boy Scouts of America, United Way of Northeast Mississippi, and the North Mississippi Symphony Orchestra.

Chapman has served as a past board member of Mississippi Bankers Association and
Mississippi Young Bankers. Additionally, he has served on various committees for the American Bankers Association.

ABOUT RENASANT CORPORATION:
Renasant Corporation is the parent of Renasant Bank, a 121-year-old financial services institution. As of April 1, 2025, Renasant has assets of approximately $26.0 billion and operates more than 280 banking, lending, mortgage and wealth management offices throughout the Southeast and offers factoring and asset-based lending on a nationwide basis.

###
2